Exhibit 10.3

As of May 10, 2007

Edward J. Parry, III

Dear Ed:

You have indicated that you wish to resign from your position with First Allmerica Financial Life Insurance Company, its subsidiaries and affiliates, including but not limited to The Hanover Insurance Group, Inc., formerly known as Allmerica Financial Corporation (collectively referred to as the “Company”). The Company has requested that you continue your employment up to and including August 31, 2007. In connection with this request, you and the Company have mutually agreed to the terms and conditions set forth below surrounding your employment and resignation as of August 31, 2007 (the “Resignation Date”). This letter (the “Agreement”) outlines the salary continuance pay and benefits for which you are eligible if you remain with the Company up through your Resignation Date and if you agree to the terms and conditions stated in this letter, including a release of all claims in favor of the Company.

1.	Salary Continuance Compensation. In exchange for your execution of this Agreement, you will receive thirty (30) weeks of salary continuance as a paid leave. During any paid leave of absence, you will continue to receive your current base salary compensation and fringe benefits (subject to any changes to such benefits that may be made in the ordinary course of business), except that after your Resignation Date, you will not accrue vacation or be eligible to participate in the Group Disability Plan. In addition, your participation in the Group Accidental Death Plan and Group Life Insurance will continue for three (3) months from your Resignation Date or until your paid leave ends, whichever occurs first. Life conversion or portability is available once coverage ends. You will be eligible for a Company 401(k) matching contribution while in a paid leave status. If you do not wish to receive salary continuance as a paid leave and would rather receive a lump sum payment equal to thirty (30) weeks of base compensation, you must return Attachment A to HR Solutions at Mail Station No. N-184.

If you do not return Attachment A, you will receive your salary continuance compensation in the form of a paid leave. Your weeks of paid leave or your lump sum payment, if you so select, is hereinafter referred to as your “Salary Continuance Compensation.” Your Salary Continuance Compensation will be paid to you following the Effective Date of this Separation Agreement as defined herein.

2.	Resignation of Officer/Director Position(s). You hereby agree to execute the resignation letter attached hereto as Attachment B.

3.	Duties. You and the Company agree that your primary duties and responsibilities will be as follows:

a.	You will continue in your CFO role including oversight of the Company’s financial books and records;

b.	You will continue to work and oversee the transition of the Life Companies; and

c.	You will continue to provide advice and oversight on mergers and acquisitions.

The Company will be reasonable in providing you with time, and accommodating your schedule, so you may conduct your job search and pursue employment opportunities.

4.	Retention Bonus. If you remain employed with the Company through your Resignation Date, you will receive a retention bonus in the amount of One Hundred Fifty Thousand Dollars ($150,000.00) payable on the first payroll date following your Resignation Date.

5.	Vacation Entitlement. The Company will pay you for any accrued and unused vacation time to which you are entitled as of your Resignation Date. You are not required to sign this Agreement in order to receive your accrued and unused vacation pay.

6.	Outplacement. The Company will provide you with one (1) year of executive level outplacement assistance as described in the enclosed materials.

7.	Stock Options. In exchange for this Agreement, assuming you are still in a paid leave status because you have not elected a lump sum or obtained New Employment as defined herein, you will have until 2:00 p.m. on December 31, 2007 to exercise your stock options. Any (i) performance based restricted stock units, (ii) restricted stock units, (iii) stock options, and (iv) other equity-based awards which would not vest in the ordinary course (based on the normal time based restrictions) on or prior to December 31, 2007 or when your paid leave ends, whichever is earlier, shall be returned to the Company and cancelled on such date. Any other options or stock awards that are unexercised after 2:00 p.m. on December 31, 2007 or when your paid leave ends, whichever is earlier, shall be returned to the Company and cancelled as of such date.

8.	Incentive Compensation. You will receive a Short-Term Incentive Compensation award for 2007 payable in 2008 of $321,000, which will be paid in accordance with the Company’s usual pay practices for such awards by no later than March 15, 2008.

9.	Continuity Plan. For the purposes of the Allmerica Financial Corporation Continuity Plan as amended dated July 19, 2005 (hereafter “Continuity Plan”), you will be considered to be terminated from the Company on your Resignation Date and you will not be eligible for any benefits under the Continuity Plan.

10.	Payment for Money Owed/Withholding. You acknowledge that all monies owed to you by the Company have been paid, including all monies owed for all hours worked, including overtime, if applicable, and that any payments made pursuant to this Agreement will be subject to applicable Federal and State income tax withholding.

11.	409A Compliance. The Company has attempted in good faith to comply with the Internal Revenue Code Section 409A (“409A”) in preparing this Agreement. However, the Company does not represent or warrant to you that this Agreement is 409A compliant, and encourages you to seek your own legal or tax advice if you have any concerns. You hereby acknowledge that other than the usual employer payroll tax obligations, any tax liability in connection with the payments made under this agreement is to be borne by you.

12.	Confidential Information. You agree not to disclose or cause to be disclosed any Company Confidential Information. “Confidential Information” shall include any confidential information concerning the business, prospects, and goodwill of the Company including, by way of illustration and not limitation, all information (whether or not patentable or copyrightable) owned, possessed or used by the Company including without limitation any vendor information, client information, potential client lists, trade secrets, reports, technical data, computer programs, software documentation, software development, marketing or business plans, unpublished financial information, budgeting/price/cost information or agent, broker, employee or insureds lists. You also affirmatively state that you have not disclosed Confidential Information to unauthorized parties during the term of your employment up until the date you sign this Agreement.

13.	Non-Disparagement. You agree to make no statements, whether oral, written or electronic, that would tend to disparage, criticize or ridicule the Company. Unless you request otherwise or refer employers or other to specific individuals at the Company, the Company will adhere to its “no reference” policy by responding to all inquiries regarding your employment with only information related to your dates of employment and position(s) held.

14.	Non-Solicitation, Proprietary Information, etc. The terms and conditions related to non-solicitation, proprietary and confidential information, development and similar matters set forth in (i) the Non-Solicitation Agreement to which you agreed to be bound in order to be a “Participant” under the Continuity Plan; (ii) the Employment Agreement dated as of November 1, 2002 between you and the Company; (iii) the terms of any equity awards granted to you under the Company’s Amended Long-Term Stock Incentive Plan; and (iv) any other such agreement to which you have previously agreed, and all such terms contained therein, are hereby incorporated herein and have the same force and effect.

15.	Cooperation. You agree generally to be available to respond to questions and/or inquiries and provide other information concerning matters that were within the scope of your responsibilities during your employment with the Company. It is anticipated that most matters can be addressed through phone calls and/or e-mails. Certain matters, however, may require meetings at mutually acceptable times and places. You will be reimbursed at your current base rate of compensation for any such meetings that occur after your paid leave has ended (or prior thereto if the parties mutually agree that such requests are beyond the customary expectation under the circumstances). You also agree to cooperate fully with the Company in connection with any existing or future litigation against the Company to the extent the Company deems your cooperation necessary. The Company will attempt to minimize the disruption in your life in such event. The Company will compensate you at a rate equal to your current base rate of pay and will reimburse you for any reasonable expenses you incur in connection with your obligation under this paragraph, such as expenses for travel, lodging, and meals. In the event you are called upon to provide information or services to the Company in connection with this provision, the Company hereby agrees to indemnify and defend you to the same extent as it would indemnify and defend an active officer or director of the Company.

16.	Return of Company Property. On or about your Resignation Date, you agree to return promptly all Company property of any kind whatsoever in your possession.

17.	Rehire. If you are subsequently rehired by the Company, its subsidiaries or affiliates after your receipt of the Salary Continuance Compensation, you understand and acknowledge that some of your benefits upon your rehire, including possible future Salary Continuation Compensation, will be based on your rehire date.

18.	Group Insurance Continuation/COBRA Benefits. At the end of your paid leave, you may elect to extend coverage of existing health care benefits for an additional 18 months in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) by paying 102% of the Company’s group rate for coverage. Additional details concerning COBRA coverage will be provided separately.

19.	New Employment. If you are in a paid leave and you commence new employment with an entity other than the Company, the Company will terminate your paid leave ending your eligibility to receive fringe benefits, and will pay you your unpaid Salary Continuance Compensation in a lump sum. If you accept re-employment with the Company, you will not be entitled to any unpaid Salary Continuance Compensation due or payable after your acceptance. New employment shall mean full-time employment wherein you are eligible for group medical benefits, the providing of consulting services on a full-time basis, or the engaging on a full-time basis, in a sole proprietorship or partnership. Full-time basis shall mean an average of thirty (30) hours or more a week. In the event you accept New Employment, as defined herein, you agree to notify the Company in writing. Such notification should be sent to: HR Solutions, 440 Lincoln Street, N184 – Worcester, MA 01653. In the event you fail to inform the Company that you have obtained New Employment during your paid leave, the Company shall have the right to seek the monetary value from you of any benefits you received during your paid leave while you were employed by another company.

20.	General Release. In consideration for the Salary Continuance Compensation and Outplacement, and for other good and sufficient consideration contained herein and otherwise, the receipt of which is hereby acknowledged, you hereby release and discharge the Company and its past or present officers, directors, stockholders, employees, agents and attorneys, whether directly or indirectly, and whether individually or in their official capacities (collectively, the “Releasees”), from all actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, claims and demands whatsoever, including without limitation, all claims in law or in equity (collectively, “Claims”) which you ever had, now have or hereafter may have against the Releasees to the date of your execution of this Agreement, including any claims for any alleged violation of any federal, state, or local law, regulation or public policy relating to or having any bearing, directly or indirectly, on the operations or practices of the Company, the terms and conditions of your employment with the Company or the termination of your employment with the Company. You confirm and warrant that you have neither caused or permitted to be filed, nor will you cause or permit to be filed in the future, any pending charge, complaint or action against the Releasees and that you have not assigned any claim you have or may have against the Releasees to any person or entity. You agree not to make, assert or maintain any charge, claim, demand or cause of action, which is released by this Agreement.

In addition, you understand and acknowledge that there are various federal, state and local laws that prohibit employment discrimination on the basis of age, sex, race, color, marital status, national origin, religion, disability, sexual orientation and other categories, and that these laws are enforced by the courts and various government agencies. You intend to give up any rights you may have under these laws or any other laws with respect to your affiliation with the Releasees, employment by the Company, or the ending of your employment with the Company. You hereby release and forever discharge the Releasees from any and all actions, causes of action and claims whatsoever for wages, severance, stock options, bonuses, damages, including pain and suffering and emotional harm arising out of any promise, agreement or contract, known or unknown, suspected or unsuspected, you ever had, now have, or shall have against the Releasees with respect to any matter, event or condition occurring or arising on or prior to the date of your execution of this Agreement, including, but not limited to, claims for breach of an implied or expressed employment contract, claims for unlawful discharge, claims alleging a violation of federal and state wage and hour laws, Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, Section 1981 of the Civil Rights Act of 1991, The Americans with Disabilities Act, The Equal Pay Act, The Family Medical and Leave Act, federal and state Wage and Hour Laws, the Employee Retirement Income Security Act of 1974, federal and state whistle blower laws and other claims pursuant to federal, state or local law regarding discrimination based on race, age, sex, religion, marital status, disability, sexual orientation, or national origin, claims for alleged violation of any other local, state, and federal law, regulations, ordinance or public policy having any bearing whatsoever on the terms or conditions of your employment with the Company, the termination of such employment, as well as all claims pursuant to common law, or claims arising directly or indirectly out of your employment by or separation from employment with the Company. You further agree to release and discharge the Releasees not only from any and all claims which you could have made on your own behalf but also from those which may or could be brought by any person, governmental authority or organization and you waive any right to become, and promise not to become, a member of any class in any proceeding or case in which a claim against the Releasees arises, in whole or in part, from any event which occurred on or prior to the date of this Agreement. THIS MEANS THAT, BY SIGNING THIS AGREEMENT, YOU HAVE WAIVED ANY RIGHTS YOU MAY HAVE OR HAD TO BRING A LAWSUIT OR MAKE A CLAIM AGAINST THE RELEASEES BASED ON ANY ACTS OR OMISSIONS TAKEN BY THE COMPANY UP TO THE DATE OF THE SIGNING OF THIS AGREEMENT.

Notwithstanding the foregoing, nothing in this Agreement shall preclude you from (a) filing a charge or complaint with the Equal Employment Opportunity Commission, (b) participating in any manner in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission or state civil rights agency, or (c) exercising your rights under COBRA, but you hereby waive any and all rights to recover under, or by virtue of, any such charge, complaint, investigation, hearing or proceeding.

21.

Period of Review. The Company advises you to consult with an attorney before signing this Agreement, and has provided you with twenty-one (21) days to review and consider this Agreement. You acknowledge and agree that you have been given a reasonable period of time within which to consider this Agreement, up to and including 21 days. If you fail to return this Agreement within 21 days of the date you receive it, the Company will consider you to have rejected its offer of the payment and benefits provided herein. You also represent that you have read carefully and fully understand the terms of this Agreement, and that you have had the opportunity to consult with an attorney, and that you have been advised by the Company to consult with an attorney, prior to signing this Agreement. You acknowledge that any changes to this Agreement, material or otherwise, will not restart the 21-day review period. You agree and understand that you may accept and sign this Agreement prior to the expiration of the 21-day review period, provided your acceptance is knowing and voluntary. You further acknowledge that you are executing this Agreement voluntarily and knowingly, and that notwithstanding your voluntary and knowing execution, you may revoke your consent to this Agreement at any time within seven (7) days of the date of its execution. The Agreement shall not become effective until this 7-day period has expired. Whether you sign this Agreement at or prior to the execution of the 21-day review period, the 7-day revocation period may not be shortened or waived. The “Effective Date” will be the eighth (8th) day after you sign the Agreement. If you do not notify the Company in writing, within the 7-day revocation period that you are exercising your right of revocation, the Agreement automatically will become effective.

22.	Arbitration. If any dispute shall arise between you and the Company with reference to the interpretation of this Agreement or the rights of any party with respect to any transaction under this Agreement, the dispute shall be referred to arbitration and/or mediation under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The arbitration shall take place in the State in which you were employed by the Company at the time of your termination, and the arbitration proceedings will be governed by the rules of the American Arbitration Association, as applicable. The decision of the arbitrator shall be final and binding upon you and the Company, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The expense of the arbitrator and of the arbitration shall be equally divided between you and the Company. Notwithstanding the foregoing, the Company does not waive its rights to specifically enforce in court, the obligations set forth in the Confidential Information, Non-Disparagement, Non-Solicitation, and Cooperation provisions contained in this Agreement and specifically, the Company may file and sustain a claim in court to enforce such rights.

23.	Voluntary Execution. Your signature below is an acknowledgement that you have read this Agreement, understand it, and that you are entering into it voluntarily.

24.	Successors and Assigns. This Agreement shall be binding upon you, your heirs, executors, administrators and assigns, and upon the Company, its successors and assigns.

25.	Completeness of Agreement. This Agreement contains all the terms and conditions agreed upon by the parties with reference to the subject matter contained in this Agreement. No other agreement, oral or otherwise, will be deemed to exist or to bind either of the parties to this Agreement. This Agreement cannot be modified except by a written instrument signed by both parties.

26.

Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited by or be invalid under such law, that provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating or nullifying the remainder of that provision or any other provision of this Agreement.

27.	Massachusetts Law. This Agreement shall be executed as an agreement under seal and it shall be governed by the laws of the Commonwealth of Massachusetts.

Very truly yours,

FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY

By:	/s/ Bryan D. Allen
Vice President

I knowingly understand and voluntarily agree and accept the terms and condition set forth above.

/s/ Edward J. Parry III
Edward J. Parry, III

Date: August 8, 2007

ATTACHMENT A

LUMP SUM SALARY CONTINUANCE PAYMENT ELECTION FORM

Please indicate below if you wish to elect a lump sum payment of your salary continuation compensation. Sign and return this sheet with your signed separation agreement to HR Solutions, Mail Station N-184, in the envelope provided.

                 I elect to receive my salary continuation compensation payment in a lump sum.

Signed:

Edward J. Parry, III

Date

ATTACHMENT B

                    , 2007

Mr. Frederick H. Eppinger

Dear Fred:

I hereby resign, effective as of the close of business on August 31, 2007, my position as Executive Vice President, Chief Financial Officer of the Company and any other officer, director or trustee positions which I may hold in subsidiary or affiliate companies of the Company or trusts which are sponsored by the Company.

Very truly yours,

Edward J. Parry, III